UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008

DJO Finance LLC
(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 Decision Street

Vista, CA 92081

(Address of principal executive offices, including zip code)

(760) 727-1280

(Registrant’s telephone number including area code)

N/A

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On August 14, 2008, the Company and Mr. Baird entered into a Transition Agreement and agreed to enter into a Separation of Employment Agreement and General Release, as described in Item 5.02 below and incorporated herein by this reference.

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, Peter Baird, formerly the President of DJO Incorporated (the “Company”), the parent of DJO Finance LLC, tendered his resignation on May 23, 2008 and will leave the Company to pursue other opportunities.  On August 14, 2008, the Company and Mr. Baird entered into a Transition Agreement which provides for the termination of Mr. Baird’s employment with the Company effective on August 31, 2008, the provision of transition services from the date he tendered his resignation until such termination date and his continued cooperation in concluding certain matters which are related to his duties while employed by the Company. The Transition Agreement also provides for the execution of a Separation of Employment Agreement and General Release effective on August 31, 2008 which provides for the following: 1) a mutual release of claims either party may have against the other; 2) payment of $750,000 in consideration for the provision of such transition services and continued cooperation; 3) payment of $900,000 in full satisfaction of a) all obligations under his existing employment agreement and all other agreements between Mr. Baird and the Company, b) all other amounts that may be owing as compensation related to Mr. Baird’s employment with the Company, and c) all rights under any stock option or other equity grants awarded to Mr. Baird; 4) payment of $450,000 in consideration for Mr. Baird’s continued confidentiality and non-compete obligations under his employment agreement; 5) forgiveness of any indebtedness owing by Mr. Baird to the Company; 6) reimbursement of certain relocation expenses incurred by Mr. Baird prior to December 31, 2008; and 7) payment of Mr. Baird’s COBRA premiums for twelve months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DJO FINANCE LLC
Date: August 20, 2008
	By:	/s/ Donald M. Roberts
	Name:	Donald M. Roberts
	Title:	Executive Vice President, General Counsel
and Secretary